As filed with the Securities and Exchange Commission on October 13, 2026

Registration No. 333-288467
Registration No. 333-288468

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-288467
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-288468

UNDER
THE SECURITIES ACT OF 1933

LandBridge Corporation
(Exact Name of Registrant as Specified in Its Charter)

Texas	93-3636146
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

5555 San Felipe Street, Suite 1200 Houston, Texas 77056 Tel.: (713) 230-8864
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Scott L. McNeely Executive Vice President, Chief Financial Officer 5555 San Felipe Street, Suite 1200 Houston, Texas 77056 (713) 230-8864
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of Communications to:
David P. Oelman Michael S. Telle Vinson & Elkins L.L.P. 845 Texas Avenue, Suite 4700 Houston, Texas 77002 (713) 758-2222

Approximate date of commencement of proposed sale to the public: As soon as practicable following effectiveness of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (the “Amendment”) to the Registration Statements on Form S-3 (File Nos. 333-288467 and No. 333-288468) (collectively, the “Registration Statements”) is being filed pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the “Securities Act”), by LandBridge Corporation, a Texas corporation (“LandBridge Corporation”), as the successor registrant to LandBridge Company LLC, a Delaware limited liability company (“LandBridge Company”). Effective at 3:01 p.m. (Central Time) on October 13, 2026, LandBridge Company converted from a Delaware limited liability company to a Texas corporation (the “Conversion and Redomestication”) pursuant to a plan of conversion. The Conversion and Redomestication was approved by the Board of Directors of LandBridge Company and subsequently received shareholder approval by written consent on August 14, 2026. As a result of the Conversion and Redomestication, among other things, the affairs of LandBridge Corporation ceased to be governed by the Delaware Limited Liability Company Act and became subject to the Texas Business Organizations Code (the “TBOC”); the limited liability company agreement of LandBridge Company that was in effect immediately prior to the Conversion and Redomestication was replaced by a certificate of formation filed with the Secretary of State of the State of Texas (the “Charter”) and bylaws approved in connection with the Conversion and Redomestication and plan of conversion (the “Bylaws”); and each Class A share representing a limited liability company interest in LandBridge Company (“Class A shares”) and each Class B share representing a limited liability company interest in the LandBridge Company issued and outstanding or held in treasury was converted into one share of Class A common stock, par value $0.001 per share (“Class A Common Stock”), and one share of Class B common stock, par value $0.001 per share (“Class B Common Stock”), respectively, of LandBridge Corporation as a Texas corporation. LandBridge Corporation expressly adopts these Registration Statements, as modified by this Amendment, as its own registration statements for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Registration Statement, as amended by this Amendment, provides for the issuance from time to time of the following securities of LandBridge Corporation in one or more series, up to an indeterminable dollar amount: (i) Class A Common Stock, (ii) preferred stock, $0.001 par value per share (the “Preferred Stock”), (iii) depositary receipts representing fractional interests in a particular series of Preferred Stock evidenced by depositary receipts (the “Depositary Stock”), (iv) debt securities, which may be senior debt securities or subordinated debt securities (the “Debt Securities”) and (v) warrants to purchase Class A Common Stock, Preferred Stock or Debt Securities.

For the purposes of this Amendment and the Registration Statements, (i) as of any time prior to the Conversion and Redomestication, references to “LandBridge,” “we,” “us,” “our,” the “Company” and similar terms mean LandBridge Company and its subsidiaries, and, as of any time after the Conversion and Redomestication, references to “LandBridge,” “we,” “us,” “our,” the “Company” and similar terms mean LandBridge Corporation and its subsidiaries, (ii) as of any time prior to the Conversion and Redomestication, references to “LandBridge Company LLC” mean LandBridge Company and, as of any time after the Conversion and Redomestication, if the context requires, references to “LandBridge Company LLC” are deleted and replaced with “LandBridge Corporation”, which means LandBridge Corporation, (iii) as of any time prior to the Conversion and Redomestication, references to “Class A shareholders” mean the holders of Class A shares, and, as of any time after the Conversion and Redomestication, if the context requires, references to “Class A shareholders” are deleted and replaced with “Class A stockholders” which means the holders of shares of Class A Common Stock, (iv) as of any time prior to the Conversion and Redomestication, references to “Class A shares” mean the Class A shares, and, as of any time after the Conversion and Redomestication, if the context requires, references to “Class A shares” are deleted and replaced with “Class A Common Stock” which means the Class A Common Stock, (v) as of any time prior to the Conversion and Redomestication, references to “Class B shares” mean the Class B shares, and, as of any time after the Conversion and Redomestication, if the context requires, references to the “Class B shares” are deleted and replaced with “Class B Common Stock” which means the shares of Class B common stock and (vi) as of any time prior to the Conversion and Redomestication, references to “preferred shares” mean the preferred shares, representing preferred limited liability company interests of LandBridge Company, and as of any time after the Conversion and Redomestication, if the context requires, references to “preferred shares” are deleted and replaced with “preferred stock” which means the shares of the preferred stock, $0.001 par value per share, of LandBridge Corporation.

The prospectuses contained in each of the Registration Statements incorporate by reference all documents filed by LandBridge Company under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the Registration Statements and will incorporate by reference all documents filed by LandBridge Corporation under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act following the date of this Amendment. The prospectuses contained in the Registration Statements, as well as all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the effective time of the Conversion and Redomestication and incorporated by reference in the Registration Statements, will not reflect the change in our name, type of legal entity or capital stock, among other things. With respect to such information, or any other information contained or incorporated by reference in the Registration Statements that is modified by information subsequently incorporated by reference in the Registration Statements, the statement or information previously contained or incorporated in the Registration Statements shall also be deemed modified or superseded in the same manner.

The Registration Statements and each of the prospectuses shall remain unchanged in all other respects. Accordingly, this Amendment consists only of this explanatory note and revised versions of the following parts of the Form S-3s: Part II, the signatures, the exhibit index and the exhibits filed in connection with this Amendment. Applicable filing fees were paid at the time of the original filing of the Registration Statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14 OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemized statement of the amounts of all fees and expenses, other than underwriting discounts and commissions, incurred by us in connection with the registration of the securities being registered hereby.

SEC registration fee	$	*
Accounting fees and expenses		**
Legal fees and expenses		**
Printing and engraving expenses		**
Transfer agent and registrar fee		**
Miscellaneous		**
Total	$	*

* The registrant is deferring payment of the registration fee, in reliance on Rule 456(b) and Rule 457(r).

** Other than the SEC registration fee, the expenses of the issuance and distribution of the securities cannot be determined at this time. The estimates of our expenses in connection with securities offered and sold pursuant to these Registration Statements will be included in the applicable prospectus supplement.

ITEM 15 INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant is incorporated under the laws of Texas.

Under the TBOC, the charter of a corporation may provide that a director or officer of the corporation is not liable, or is liable only to the extent provided by the charter, to the corporation or its shareholders for monetary damages for an act or omission by the person in the person’s capacity as a director or officer. The TBOC does not authorize elimination or limitation of liability to the extent the director or officer is found liable under applicable law for (i) any breach of the director’s or officer’s duty of loyalty to the corporation or its shareholders; (ii) any act or omission not in good faith that constitutes a breach of duty of the director or officer to the corporation or that involves intentional misconduct or a knowing violation of law; (iii) any transaction from which the director or officer receives an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s duties or (iv) an act or omission for which the liability of the director or officer is expressly provided by an applicable statute.

Article VII of the Charter provides that, to the fullest extent permitted by the TBOC, no director or officer of LandBridge Corporation is liable to LandBridge Corporation or its shareholders for monetary damages for an act or omission in the director’s capacity as a director or officer’s capacity as an officer, except for liability for (i) any breach of such person’s duty of loyalty to LandBridge Corporation or its shareholders, (ii) acts or omissions not in good faith that constitute a breach of duty to LandBridge Corporation or involve intentional misconduct or a knowing violation of applicable law, (iii) any transaction from which such person derived any improper benefit, regardless of whether the benefit resulted from an action taken within the scope of such person’s duties or (iv) an act or omission for which the liability of such person is expressly provided for by an applicable statute.

The TBOC provides that a corporation must indemnify a director or former director against reasonable expenses actually incurred by the person in connection with a proceeding in which the person is a respondent because the person is or was a director, or is or was serving as a representative of another enterprise or organization or an employee benefit plan while serving as a director, if the director or former director is wholly successful, on the merits or otherwise, in the defense of the proceeding. If a court determines that a director, former director or representative is entitled to indemnification, the court will order indemnification by the corporation and award the person expenses incurred in securing the indemnification. The TBOC also permits corporations to indemnify present or former directors where indemnification is not mandated by the TBOC; however, such permissive indemnification is subject to certain limitations and the director satisfying specified standards of conduct. The TBOC also provides that officers must be indemnified to the same extent as directors are required to be indemnified under the TBOC and that a court may also order indemnification under various circumstances. In addition, the TBOC permits indemnification in certain circumstances in which we would not otherwise have the power to do so under the provisions of the TBOC or our charter or bylaws if that indemnification is approved by the shareholders of LandBridge Corporation.

Article VIII of the Bylaws provides that, to the fullest extent permitted by the TBOC, LandBridge Corporation must indemnify and hold harmless any person who was or is, or is threatened to be made, a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of LandBridge Corporation, or while a director or officer of LandBridge Corporation is or was serving at the request of LandBridge Corporation as a director, officer, employee or agent or other representative of another partnership, limited liability company, joint venture, trust, or other enterprise or nonprofit entity, against liability and loss suffered and expenses (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by the person in connection with the action, suit or proceeding if the person satisfied a specified standard of conduct.

The TBOC and the Bylaws permit LandBridge Corporation to purchase and maintain insurance on behalf of directors, officers, employees or agents of LandBridge Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not LandBridge Corporation would have the power to indemnify that person under the TBOC. Pursuant to this authority, LandBridge Corporation has obtained such insurance for its directors, officers, employees and agents and those of its subsidiaries. LandBridge Corporation has also entered into written indemnification agreements with each of its directors and officers that provide, in general, that LandBridge Corporation will indemnify them against loss and liability arising from, and will pay or reimburse their actual and reasonable expenses incurred in advance of the final disposition of any legal proceeding involving their service to us or on our behalf. Pursuant to a written undertaking provided by any director or officer who requests LandBridge Corporation to reimburse or pay that person’s expenses in advance of the final disposition of the proceeding, the director or officer will be required to repay the advanced expenses to LandBridge Corporation if it is found that such director or officer is not entitled to indemnification under applicable law and the Bylaws.

ITEM 16 EXHIBITS

Exhibit Number	Description
3.1

Texas Certificate of Conversion of LandBridge Corporation (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (File No. 001-42150) filed with the SEC on October 13, 2026).

Exhibit Number	Description
3.2	Certificate of Formation of LandBridge Corporation (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K (File No. 001-42150) filed with the SEC on October 13, 2026).
3.3	Bylaws of LandBridge Corporation (incorporated by reference to Exhibit 3.4 to the Company’s Current Report on Form 8-K (File No. 001-42150) filed with the SEC on October 13, 2026).
4.1

Registration Rights Agreement, dated as of July 1, 2024, by and among LandBridge Company LLC and LandBridge Holdings LLC (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001-42150) filed with the SEC on July 3, 2024).

4.2

Indenture, dated as of November 25, 2025, by and among DBR Land Holdings LLC, the guarantors party thereto and UMB Bank, N.A., as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001-42150) filed with the SEC on November 25, 2025).

5.1*	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.
23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm to LandBridge Company LLC.
23.2*	Consent of Deloitte & Touche LLP, independent registered public accounting firm to LandBridge Company LLC.
23.3*	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1)
24.1*	Power of Attorney.

* Filed herewith.

ITEM 17 UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(a)(1) to file, during any period in which offers or sales are being made, a post-effective amendment to these Registration Statements:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) that, for the purpose of determining liability under the Securities Act to any purchaser:

(i) each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to its Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on October 13, 2026.

LandBridge Corporation

By:	/s/ Jason Long
Name:	Jason Long
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Scott L. McNeely and Harrison Bolling, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to these Registration Statements and any registration statement (including any amendment thereto) for these offerings that are to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, these Registration Statements on Form S-3 or amendment thereto have been signed by the following persons in the capacities indicated on October 13, 2026.

Signature	Title

/s/ Jason Long	President and Chief Executive Officer; Director
Jason Long	(Principal Executive Officer)

/s/ Scott L. McNeely	Executive Vice President, Chief Financial Officer
Scott L. McNeely	(Principal Financial Officer)

/s/ Jason Williams	Executive Vice President, Chief Administrative Officer
Jason Williams	(Principal Accounting Officer)

/s/ David N. Capobianco	Director, Chairman of the Board
David N. Capobianco

Signature	Title
/s/ Matthew K. Morrow	Director
Matthew K. Morrow

/s/ Michael S. Sulton	Director
Michael S. Sulton

/s/ Frank Bayouth	Director
Frank Bayouth

/s/ Ben Moore	Director
Ben Moore

/s/ Kara Goodloe Harling	Director
Kara Goodloe Harling

/s/ Charles Watson	Director
Charles Watson

/s/ Ty Daul	Director
Ty Daul

/s/ Valerie P. Chase	Director
Valerie P. Chase

/s/ Andrea Nicolás	Director
Andrea Nicolás